Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made between Mondelēz Global LLC (and any currently or previously-affiliated companies, parent companies, successors or predecessors, including Mondelēz International, Inc., Kraft Foods Inc., Kraft Foods Group, Inc., and Kraft Foods Global, Inc., hereafter, collectively referred to herein as, “MG” or the “Employer”) and Roberto de Oliveira Marques (“Marques” or the “Employee”) (the Employer and Employee are collectively referred to herein as the “Parties”).

Marques has been employed by MG as the Executive Vice President and President, North America. Since Marques’s employment relationship with MG is ending, MG has offered Marques benefits as set forth in this Agreement certain of which are benefits greater than what Marques is entitled to otherwise receive, and Marques has decided to accept MG’s offer. Therefore, Marques and MG both agree and promise as follows:

1. Employment Termination: Marques’s last day of employment with MG is April 30, 2017 (“Last Day Worked” or “Termination Date”). Marques will be paid for twenty-three (23) unused 2017 PTO days, less applicable deductions, as soon as administratively practicable following the Termination Date. After the Termination Date, Marques will not represent himself as being an employee, officer, attorney, agent or representative of MG for any purpose.

2. Sufficiency of Consideration: Marques understands, acknowledges and agrees that the payment of benefits described in this Agreement, including payments and benefits described in Section 3 herein, are conditioned upon his execution of this Agreement and are, in significant and substantial part, in addition to those benefits to which he is otherwise entitled. Marques acknowledges and agrees that MG has – apart from this Agreement – paid him for all wages that were due to him.

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3. Consideration: In exchange for the promises and releases in this Agreement, and provided Marques does not revoke the Agreement as permitted in Section 13 below, MG will provide Marques with the following benefits and payments:

a) For a period of twelve (12) months, MG will pay Marques the total amount of Eight Hundred Seventy-Five Thousand and No Cents ($875,000.00), less all required local, state and federal tax deductions, in equal installments on a bi-weekly basis starting on MG’s first full pay period following the date this Agreement is executed (“Agreement Date”) and following the expiration of the revocation period set forth in Section 13 below. Additionally, MG will pay Marques the amount of Twenty Thousand and No Cents ($20,000.00), less all required local, state and federal tax deductions, in a lump sum within sixty (60) days following the Agreement Date.

b) For a period of twelve (12) months following the Agreement Date, MG will provide outplacement services to Marques, by a firm mutually selected by Marques and MG and paid for by MG. Such outplacement services will be made available to Marques immediately upon his execution and non-revocation of this Agreement. Marques will also be reimbursed as soon as administratively possible for any expenses submitted for use of his financial planner through December 31, 2017 at the maximum annual amount of $7,500 and, in addition, MG will pay all reasonable attorneys’ fees associated with review of this Agreement.

c) Marques will receive a pro-rated 2017 Management Incentive Plan (“MIP”) award based on the number of days worked from January 1, 2017 through the Last Day Worked, to be paid at target performance (100%) for the individual performance component and

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actual performance for the Company performance component. This payment, less applicable deductions, will be made no later than March 15, 2018 at the same time 2017 MIP awards are paid to employees generally. Marques will not be eligible to receive any other MIP payments.

d) Following Marques’s Last Day Worked, Marques will immediately vest in 4,134 outstanding unvested stock options granted on March 9, 2015 and 4,173 outstanding unvested stock options granted on February 22, 2016. In accordance with the grant agreements, Marques shall have no more than twelve (12) months or the original expiration date, if sooner, to exercise any vested stock options, including all stock options vesting pursuant to this Agreement. Marques shall forfeit all other unvested outstanding stock options. The administrative time it takes to complete these transactions may be up to 8 weeks from the Agreement Date.

e) Following Marques’s Last Day Worked, per that certain Offer Letter, between MG and Marques, dated February 20, 2015 (“Offer Letter”), Marques shall immediately vest in all 261,784 outstanding unvested “sign-on” incentive nonqualified stock options and all 52,360 unvested outstanding restricted stock granted on March 9, 2015. Applicable tax withholding (and any other withholding of payroll taxes) will be satisfied by deducting the number of shares equal in value to the amount of the withholding requirements from Marques’s stock awards; therefore, the number of shares deposited into Marques’s account following vesting will be net of the shares used to satisfy applicable withholding taxes (rounded up to the nearest whole share). The administrative time it takes to complete these transactions may be up to 8 weeks from the termination date.

f) Following Marques’s Last Day Worked, Marques will be eligible to receive a prorated award of Marques’s outstanding performance share units granted on March 9, 2015, February 22, 2016 and February 16, 2017 based on the actual performance of the

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Company. If such performance share units satisfy the minimum performance thresholds for an award, then for each outstanding grant of performance share units subject to pro rata vesting Marques will receive shares, less required deductions, based on the number of months of participation from the beginning of the applicable performance cycle through Marques’s Last Day Worked, at the actual business rating as determined by the Human Resources and Compensation Committee of the Board of Directors. Such shares (if any) net of required withholding shall be issued after the conclusion of the applicable performance period, and no later than March 15 of the year following the end of the performance cycle. Marques shall forfeit all other unvested outstanding performance share units. Applicable tax withholding (and any other withholding of payroll taxes) will be satisfied by deducting the number of shares equal in value to the amount of the withholding required; therefore, the number of shares deposited into Marques’s account following the award date will be net of the shares used to satisfy applicable withholding taxes (rounded up to the nearest whole share).

g) Subject to the underlying terms and conditions of the applicable plans, Marques will receive compensation and benefits as provided for under MG’s retirement and benefits plans available to employees generally; provided, however, Marques will not be entitled to any other compensation or benefits not provided in this Agreement nor is Marques entitled to any severance under the Mondelēz Global LLC Severance Pay Plan for Salaried Exempt Employees. Marques will not be entitled to any other compensation or benefits not provided in this Agreement. Marques understands, acknowledges and agrees that the payment of benefits described in this Agreement, including payments and benefits described in Section 3 herein, except for the options and restricted stock described in Section3(c), respectively, which are provided for in the Offer Letter, are conditioned upon his execution of this Agreement. Marques

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acknowledges and agrees that the sums and benefits to be provided under the terms of this Agreement are, in significant and substantial part, in addition to those benefits to which he is otherwise entitled. Marques may revoke this Agreement within seven (7) days after he signs it by giving written notice to MG. To be effective, this revocation must be received by the close of business on the 7th calendar day after Marques signs this Agreement. If Marques revokes this Agreement, he understands that he will not receive the benefits that are conditioned upon his execution of the Agreement. This Agreement will not become effective or enforceable unless and until the seven-day revocation period has expired without Marques revoking it.

h) For purposes of clarity, nothing in this Agreement obligates Marques to seek other employment or to take any action by way of mitigation of the amounts payable to and benefits provided to him under any of the provisions of this Agreement and such amounts and benefits will remain payable to Marques in accordance with the terms of this Agreement regardless of whether he obtains other employment.

4. Complete Release and Waiver of Claims:

a) Marques is aware of his legal rights concerning his employment with MG. In exchange for the promises of MG above, Marques agrees to irrevocably and unconditionally release (i.e. give up) any and all claims he may now have against MG and agrees not to sue MG and any currently or previously-affiliated companies, parent companies, successors or predecessors, and their officers, directors, agents and employees, arising out of the employment relationship between Marques and MG (the “Release”). This Release includes, but is not limited to, all claims under Title VII of the Civil Rights Acts of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the Employee Retirement Income

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Security Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Conscientious Employee Protection Act, and any other federal, state or local law dealing with employment discrimination, as well as any claims for breach of contract, wrongful discharge, and tort claims; claims for wages, benefits or severance pay; claims for attorneys’ fees; and any other claim or action whatsoever. This general release and waiver does not contain a waiver of rights or claims that may arise after the date the Agreement is executed by Marques, and also excludes any claims made under the New Jersey Wage Payment Law, New Jersey Wage and Hour Law and retaliation claims under the New Jersey Workers’ Compensation Law and/or any claims which cannot be waived by law. Nor shall this Agreement preclude Marques from bringing a charge or suit to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act (29 U.S.C. § 620 et seq.) as amended by the Older Worker’s Benefit Protection Act. Notwithstanding for above, nothing in this paragraph shall be construed to waive Marques’s rights to (i) the payments and benefits provided for in this Agreement; (ii) any vested benefits (or restricted stock units, stock options and performance share units specifically stated to vest in Section 3 above) under MG’s performance incentive, management incentive, retirement and benefit plans; and (iii) indemnification from MG arising from applicable law or the Company’s Certificate of Incorporation, By-Laws, or the Company’s insurance policies, for any of his acts (or failures to act) made in good faith while Marques was employed by MG. MG will follow its standard practices then in place regarding advancement of legal fees in the event Marques invokes his rights to indemnification under the Company’s Certificate of Incorporation, By-Laws, or the Company’s insurance policies.

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b) Specific Release of ADEA Claims: In further consideration of the payments and benefits provided to the Employee in this Agreement, Marques hereby irrevocably and unconditionally fully and forever waives, releases and discharges MG from any and all Claims, whether known or unknown, from the beginning of time to the date of Marques’s execution of this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations.

5. Right to Participate in Agency Proceedings: Nothing in this Agreement is intended to limit or impair in any way Marques’s right to file a charge with the U.S. Equal Employment Opportunity Commission (EEOC) or comparable state and local fair employment practices agencies (FEPAs), or Marques’s right to participate in any such charge filed with such agencies and to recover any appropriate relief in any such action.

6. Cooperation: The Parties agree that certain matters in which Marques has been involved during his employment may necessitate Marques’s cooperation with MG in the future. Accordingly, for a period of two (2) years following the Termination Date, to the extent reasonably requested by MG and upon reasonable notice (subject to reasonable limitations concerning time and place), Marques shall cooperate with MG in connection with matters arising out of Marques’s service to the Employer, including those legal matters, both known and unknown, about which Marques has personal knowledge and/or may be called as a witness; provided that MG shall make reasonable efforts to minimize disruption of Marques’s other activities. In the event MG requires Marques’s cooperation in accordance with this Section 6, MG will (i) provide counsel of MG’s choice at MG’s expense; (ii) promptly reimburse Marques for reasonable and pre-approved, travel and other out-of-pocket expenses actually incurred by him in connection with such cooperation; and (iii) if more than incidental cooperation is required from Marques, pay him if he is not receiving severance benefits at the time such cooperation is provided (other than for the time of actual testimony) for any lost wages associated with time

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away from work for witness preparation or attendance at deposition, trial or arbitration. If a conflict arises between MG and Marques, Marques shall be responsible for his own attorney’s fees. This Section 6 shall not be considered a waiver of Marques’s right to assert his “Fifth Amendment” privilege. MG agrees to use reasonable efforts to minimize personal inconvenience to Marques in connection with his cooperation by, for example, scheduling interviews and preparation sessions after work hours and/or by telephone when possible.

7. Restrictive Covenants:

(a) Non-Competition: Marques understands and agrees that the nature of his position with MG gave him access to and knowledge of highly confidential information and placed him in a position of trust and confidence with MG. Because of MG’s legitimate business interests and in consideration for MG’s payment to Marques of the separation pay provided in Section 3 above, Marques agrees that he will not engage in Prohibited Conduct for the twelve (12)-month period following the Termination Date (“Restricted Period”).

(i) For purposes of this non-compete clause, “Prohibited Conduct” is conduct in which Marques contributes his knowledge of confidential or proprietary information obtained during his employment with MG, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, officer, volunteer, intern or any other similar capacity to a Listed Competitor without the written consent of MG’s Executive Vice President Global Human Resources, or designee, such consent to be provided by MG at its sole and absolute discretion, except that such consent shall not unreasonably be withheld.

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(ii) For purposes of this non-compete clause, Listed Competitors include, but are not limited to, the following companies: PepsiCo, Inc., Campbell Soup Company, The Coca-Cola Company, Kellogg Company, Mars, Inc., Nestle S.A., Ferrero Rocher, General Mills, Inc., Hershey Company, Groupe Danone, Perfetti Van Melle, Arcor, Unilever Group, Lindt & Sprungli AG, and Yildiz Holding A.S., or any subsidiaries, affiliates or subsequent parent or merger partner, if any of these companies are acquired or become part of a merger. For purposes of this Agreement, “affiliate” of a specified person or entity means a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity specified. Nothing contained herein shall preclude Marques from working for a company that provides consulting or financial advisory services whose clients include companies named above so long as Marques does not provide specific advice or services, derived from confidential or proprietary information obtained during his employment with MG, directly to the Listed Competitors.

(b) Non-Solicitation of Employees: Marques understands and acknowledges that MG has expended and continues to expend significant time and expense recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to MG. Marques agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of MG during the Restricted Period. The foregoing shall not be violated by general advertising not targeted at MG employees or by serving as a reference upon request.

(c) Restrictive Covenant Remedies: Should Marques engage in Prohibited Conduct at any time during the Restricted Period, or solicit employees during the Restricted Period, he will be obligated to pay back to MG all payments received pursuant to this Agreement and MG will not be obligated to make any future payments pursuant to this Agreement that are otherwise owed. This will be in addition to any other remedy that MG may have in respect of

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such Prohibited Conduct. MG and Marques acknowledge and agree that MG will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in Sections 7, 8, 9 and 10 and agree that in the event of a breach or violation of such provisions MG will be awarded injunctive relief by a Court of competent jurisdiction to prohibit any such breach or violation, and that such right to injunctive relief will be in addition to any other remedy which may be ordered by the Court or an arbitrator. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or any other available forms of relief.

(d) Judicial Amendment: Marques and MG acknowledge the reasonableness of the agreements set forth in this Section 7 and the specifically acknowledge the reasonableness of the geographic area, duration of time and subject matter that are part of the covenant not to compete contained in Section 7(a)(i)-(ii). Marques further acknowledges that Marques’s skills are such that Marques can be gainfully employed in noncompetitive employment and that the parties’ agreement not to compete will in no manner prevent Marques from earning a living. Notwithstanding the foregoing, in the event it is judicially determined that any of the limitations contained in this Section 7 are unreasonable, illegal or offensive under any applicable law and may not be enforced as agreed herein, the parties agree that the unreasonable, illegal or offensive portions of this Section 7, whether they relate to duration, area or subject matter, shall be and hereby are revised to conform with all applicable laws and that this Agreement, as modified, shall remain in full force and effect and shall not be rendered void or illegal.

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8. This Agreement to Be Kept Confidential: Marques understands that this Agreement is unique to him and he agrees that it is confidential and that he will not disclose this Agreement or its terms to anyone other than (a) his legal or tax advisor, (b) his immediate family, (c) in a legal action to enforce the terms of this Agreement, (d) the EEOC or similar state or local FEPA in connection with the filing or investigation of a charge, (e) a prospective employer (limited only to the Cooperation, Restrictive Covenants and Continuing Confidentiality provisions) or (f) as ordered or required by law. Marques further agrees that if he discloses the existence of terms of this Agreement to anyone under (a) or (b) above, he will inform them of the confidentiality requirements of this Section and require that they agree to be bound by such requirements. Nothing in this Agreement shall be construed to prohibit Marques from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal, state or local government agency or self-regulatory organization.

9. No Disparagement or Harm: Marques agrees that, in discussing his relationship with MG and its affiliated and parent companies and their business and affairs, he will not disparage, discredit or otherwise treat in a detrimental manner MG, its affiliated and parent companies or their officers, directors and employees. This Section does not, in any way, restrict or impede Marques from exercising protected rights including the right to communicate with any federal, state, or local agency or self-regulatory organization, including any with which a charge has been filed, to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Marques shall promptly provide written notice of any such order to MG’s legal department. MG agrees that it will instruct the MG Leadership Team and MG’s Board of Directors not to make, orally or in writing, posting on the internet, e-mail or any other means, any statement or take any actions that disparage or portray Marques in a negative light, (or make statements which they are aware or should reasonably be aware is likely to disparage or portray him in a negative light) or impair his reputation.

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10. Continuing Confidentiality Obligation: Marques acknowledges that during the course of his employment with MG, he has had access to, learned about and was entrusted with certain confidential and secret sales, marketing, strategy, financial, product, personnel, manufacturing, labor relations, technical and other proprietary information and material (“Confidential Information”) which are the property of MG. Marques understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Marques further understands and acknowledges that this Confidential Information and MG’s ability to reserve it for the exclusive knowledge and use of MG is of great competitive importance and commercial value to MG, and that improper use or disclosure of the Confidential Information by Marques might cause MG to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties. Marques agrees that, from the date he is presented with this Agreement and following the Terminate Date, he will not communicate or disclose to any third party, or use for his own account, without the written consent of MG, any of the aforementioned information or material.

If MG becomes aware of a situation where it appears that its trade secrets are being used and/or disclosed by Marques, it will enforce its rights to the fullest degree allowed by law, including Federal or State trade secret law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made

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in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

11. Return of Company Property: Marques agrees to return all Company property in his possession, including documents, manuals, identification cards or badges, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, handbooks, notes, keys and any other articles he has used in the course of his employment and any other Company property in his possession, no later than the Last Day Worked.

12. Arbitration of Claims: In the event either Marques or MG contests the interpretation or application of any of the terms of this Agreement, including, but not limited to, payments and benefits provided hereunder, the complaining party shall notify the other in writing of the provision that is being contested. If the Parties cannot satisfactorily resolve the dispute the matter will be submitted to arbitration with JAMS. The arbitration will be conducted, and an arbitrator will be chosen, pursuant to the JAMS expedited Employment Arbitration Rules and Procedures. The arbitrator’s fees and expenses and filing fees shall be borne by the losing (non-prevailing) Party. The hearing shall be held at a mutually agreeable location and the arbitrator

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shall issue a written award which shall be final and binding upon the Parties. Marques agrees to waive the right to a jury trial. Notwithstanding anything contained in this Section 12 or Section 7(c) to the contrary, MG shall each have the right to institute judicial proceedings against Marques or anyone acting by, through or under Marques, in order to enforce its rights under Sections 7, 8, 9 or 10 through specific performance, injunction, or similar equitable relief. Claims not covered by arbitration are those claims seeking injunctive and other relief due to unfair competition, due to the use or unauthorized disclosure of trade secrets or confidential information set forth in Sections 8 or 10, or breach of restrictive covenants set forth in Section 7.

13. Review and Revocation: Marques acknowledges that, before signing this Agreement, he was given a period of twenty-one (21) days in which to consider it. Marques further acknowledges that: (a) he took advantage of this period to consider this Agreement before signing it; (b) he has carefully read this Agreement, and each of its provisions; (c) if he initially did not think any representation he is making in this Agreement was true, or if he initially was uncomfortable making it, he resolved all of his doubts and concerns before signing this Agreement; (d) Marques fully understands what the Agreement, and each of its provisions, means; and (e) he is entering into the Agreement, and each of its provisions, knowingly and voluntarily. MG encourages Marques to discuss this Agreement, and each of its provisions, with an attorney (at his own expense) before signing it. Marques acknowledges that he sought such advice to the extent he deemed appropriate. If Marques signs this Agreement before the end of the twenty-one (21) day period, it will be his voluntary decision to do so because he has decided that he does not need any additional time to decide whether to sign this Agreement. Marques also understands that he does not have more than twenty-one (21) days to sign this Agreement. If Marques does not sign this Agreement by the end of the twenty-one (21) day period, he

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understands that it will become null and void. Marques also acknowledges and understands that MG would not have given him the special payments or benefits he is getting in exchange for this Agreement but for his promises and representations he made by signing it. Further, by signing below, Marques acknowledges that he may revoke this Agreement at any time within seven (7) days of the date on which he signed it as described above in Section 3(g).

14. Entire Agreement and Severability: This is the entire agreement between Marques and MG on the subject matter of this Agreement. This Agreement may not be modified or canceled in any manner except by a writing signed by both Marques and an authorized Company official. Marques acknowledges that MG has made no representations or promises to him, other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any provision of this Agreement be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If the release and waiver of claims provisions of this Agreement are held to be unenforceable, the parties agree to enter into a release and waiver agreement that is enforceable.

15. Governing Law: This Agreement, for all purposes, shall be governed under and construed in accordance with the laws of the State of New Jersey without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than New Jersey. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in a State or Federal court located in the State of New Jersey. The Parties consent to the personal jurisdiction of such courts and agrees not to claim that any such courts are inconvenient or otherwise inappropriate.

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16. Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Marques will be deemed to have incurred a separation from service under Section 409A immediately following his Last Day Worked.

Since Marques is a “specified employee” within the meaning of Section 409A, to the extent required in order to comply with Section 409A, any amounts or benefits to be paid or provided to Marques pursuant to this Agreement or otherwise that are considered nonqualified deferred compensation under Section 409A will be delayed six (6) months to the first business day on which such amounts and benefits may be paid in compliance with said Section 409A.

Notwithstanding the foregoing, the Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the

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Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

[SIGNATURE PAGE FOLLOWS]

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TAKE THIS AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 13 AND YOU SHOULD CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

MONDELĒZ GLOBAL LLC:

By:	/s/ Karen J. May

Title:	Executive Vice President, Human Resources

Date:	May 21, 2017

ROBERTO DE OLIVEIRA MARQUES:

Signature:	/s/ Roberto de Oliveira Marques

Print Name:	Roberto de Oliveira Marques

Date:	May 24, 2017

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